Exhibit 99.3

News Release

Brooke Credit Corporation Announces Selected Results for June 2007

OVERLAND PARK, Kan., August 2, 2007 – Michael Lowry, president and chief executive officer of Brooke Credit Corporation (OTC Bulletin Board: BRCR.OB) announced selected June 2007 results.

Lowry announced loan portfolio balances for Brooke Credit Corporation on June 30, 2007, totaled approximately $593.4 million, compared to loan portfolio balances of approximately $545.9 million on May 31, 2007. Loan portfolio balances increased as the result of June loan originations of approximately $56.1 million, and decreased from June principal payments of approximately $8.6 million. June originations included $22.5 million in Brooke franchise insurance agency loans, $32.8 million in non-franchise insurance agency loans and $800,000 in non-franchise death care loans. The company’s total loan portfolio is composed of approximately $84.2 million in loan balances held in the company’s inventory for future sale, and approximately $509.2 million in loan balances sold to investors with retained interest and servicing rights.

Lowry also announced that, during June, Brooke Credit Corporation received net interest and servicing income of approximately $1.8 million, and incurred operating interest expense of approximately $126,000. Additionally, Lowry announced that, during June, Brooke Credit Corporation incurred a gain on loan sale activities of approximately $2.1 million.

Brooke Corporation (Nasdaq: BXXX) is Brooke Credit’s largest shareholder, owning approximately 62 percent of Brooke Credit. All results included within this press release exclude portfolio balances and revenues derived from lending activities with Brooke Corporation and its subsidiaries.

About our company… Brooke Credit Corporation is listed on the OTC Bulletin Board under the symbol BRCR.OB. Brooke Credit is a specialty finance company that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $593.4 million on June 30, 2007. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

Contact… Anita Larson, Brooke Credit Corporation, anita.larson@brookeagent.com or (913) 661-0123

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge or at www.sec.gov.